Registration No.

SECURITIES AND EXCHANGE COMMISSION

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVERCEL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1528142 (I.R.S. Employer Identification No.)

5 Pond Park Road
Hingham, Massachusetts 02043
(781) 741-8800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Garry A. Prime President and Chief Executive Officer Evercel, Inc. 5 Pond Park Road Hingham, Massachusetts 02043 (781) 741-8800	Richard A. Krantz, Esq. Robinson & Cole LLP Financial Centre 695 East Main Street Stamford, Connecticut 06901 (203) 462-7500

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price *	Amount of Registration Fee
Common Stock, $.01 par value per share	166,666	$1.85	$308,332.10	$28.37

  * Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low sales prices of the Registrant's Common Stock as reported on the NASDAQ National Market on June 7, 2002.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED June 11, 2002

PROSPECTUS

EVERCEL, INC.
166,666 Shares of Common Stock, par value $.01 per share

          This prospectus offers for resale by Jerry D. Leitman of an aggregate of 166,666 shares of our common stock. These shares consist of 26,666 shares of Common Stock held by Mr. Leitman, and 140,000 additional shares of common stock which he may acquire upon the exercise of options.

          The shares offered hereby may be sold from time to time by Mr. Leitman in brokers' transactions at prices prevailing at the time of sale or as otherwise described in "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares.

          The common stock of the Company is quoted on the NASDAQ National Market under the symbol EVRC. The last reported sale price on the NASDAQ on June 7, 2002, was $1.85 per share.

          This investment involves risk. "See Risk Factors" beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES COVERED BY THIS PROSPECTUS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June ____, 2002

RISK FACTORS

We were a part of FuelCell until February 1999 and face significant risks typical of developing companies, which could harm our business, financial condition and results of operations.

          Until February 1999, we operated as the battery business group of FuelCell. Since our establishment as an independent entity, we have had limited success in the commercialization of our initial products. Revenue to date from sales of our battery products has been minimal. All manufacturing is done at our joint venture in the PRC; we do not have manufacturing capability in the United States. Our limited operating history makes predicting the future results of our operations or the risks we will face difficult. To date, we have been unable to achieve the objectives of our business model. Accordingly, we cannot be certain that our business strategy will be successful. As we seek to exploit other opportunities, there is no guarantee that we will:

identify attractive business opportunities; and

if identified, be successful in consummating agreements; and

if consummated, be successful in exploiting the opportunity.

We have incurred substantial losses since our formation and may not become profitable in the future. If we continue to incur losses, the value of our common stock could decline.

          We are not profitable and have had limited revenues. We cannot assure you that we will become profitable in the foreseeable future, if ever. For the twelve months ended December 31, 2001, 2000 and 1999 we had losses attributable to common stockholders of $28.5 million, $12.0 million and $5.9 million, respectively. We expect that we will continue to incur losses at least through 2002. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

Future cash flows from our battery product line may not be sufficient to justify the valuation of our intellectual properties.

          If we determine that future net cash flows from the licensing of our technology and the sale of our battery products is less than the carrying amount of our intellectual properties, we will be required under current accounting principles to revalue those properties.

We are dependent on our nickel-zinc battery product line and are uncertain whether our batteries will be widely accepted in the marketplace.

          We believe that we will depend on sales of our nickel-zinc batteries for substantially all of our revenues for the foreseeable future. Our success will depend upon the market acceptance of our nickel-zinc battery technology. Our nickel-zinc batteries have not achieved, and may never achieve, market acceptance. Our introduction of new products may be delayed or unsuccessful. Our batteries will be a more expensive initial purchase than competing batteries and other technologies. We cannot assure you that we will be successful in convincing customers of the value of our batteries over their life cycles and their other performance advantages. Our success will depend, in large part, on our ability to meet customer requirements by developing and introducing, on a timely basis, new products and enhanced and modified versions of our current products. We cannot assure you that we will be able to do so. Our competitors may introduce new technologies or refine existing technologies that will be more appealing to customers than our products.

Our inability to enforce our patents, protect our intellectual property or obtain the right to use certain intellectual property may adversely affect our ability to compete.

          Patents, trade secrets and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights, including our patents, may be inadequate and may not prevent others from claiming violations by us of their property rights. In addition, because of the intense competition in battery technology and the large number of patents filed, or being filed, we may need to use other companies' patents under license agreements. We are uncertain if we could reach an agreement to use those patents and whether the terms of such an agreement would be acceptable to us. If any court or competent authority concludes that our products or manufacturing processes have infringed upon the product or process rights held by others, our business, financial condition and results of operations could be harmed. Additionally, a determination that we have infringed upon the product or process rights held by others could result in the loss of our proprietary rights, subject us to liability to third parties or prevent us from manufacturing or selling our products, any of which could have a material negative effect on our business and hinder our intentions to sell our nickel-zinc battery technology. We cannot assure you that patents will be issued from any pending applications, that the claims allowed under any patents will be sufficiently broad to protect our technology, that any patents issued to us will not be challenged, invalidated or circumvented, or as to the degree or adequacy of protection any patents or patent applications may afford. We could incur substantial costs in prosecuting and defending patent and other proprietary rights suits.

          Our policy is to also protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements with certain employees, customers, consultants, licensees and strategic partners. We also cannot assure you as to the degree of protection these contractual measures may afford.

          We have not filed for patent protection in certain potential major markets such as Southeast Asia. Any agreements that we reach with partners in these areas would have to be based on trade secrets and know-how. In the future, we may seek patent protection in those areas. In addition, some foreign countries in which we may do business provide significantly less patent and proprietary rights protection than the United States.

          We also rely on know-how and trade secrets to establish our battery technologies for commercial applications and we cannot assure you that we can adequately protect this information in our dealings with other companies. If other competitors or organizations develop similar or better battery technologies through their own efforts, these developments could have an adverse effect on our business.

Even if our products are a success, we may be unable to meet demand because of production or other problems. Our failure to meet demand could have a negative effect on our business and financial results.

          Rapid growth of our advanced rechargeable nickel-zinc battery business may significantly strain our management, operations and technical resources. We currently have limited manufacturing capability and no experience in large-scale manufacturing of our rechargeable nickel-zinc batteries or in automated assembly and packaging technology.

          Our joint venture in the PRC intends to expand its manufacturing capability. Manufacturing capability is dependent upon a number of factors, including manufacturing concerns and process control issues. We cannot assure you that the Joint Venture will not have difficulties meeting necessary quality control standards if we expand our manufacturing capabilities. Our business, financial condition and results of operations may be severely harmed if we encounter difficulties in effectively managing either the current production process or the budgeting, forecasting, quality control and other manufacturing issues encountered. Additionally, we cannot assure you that our licensees or our Joint Venture will be able to satisfy commercial-scale production requirements on a timely and cost-effective basis. Our failure to manufacture our nickel-zinc battery products in the volume necessary to exceed our fixed overhead expenses would have a significant adverse impact on our results of operations. To date, our manufacturing process has been unable to yield sufficient quantities of good batteries to be cost effective.

          The Joint Venture in the PRC is currently the exclusive manufacturer of our batteries. If the Joint Venture is unable or unwilling to continue to manufacture our batteries, we have no alternative means of producing batteries. In addition, we have no experience with the capabilities of our shipping contractors and cannot assure you that our shipping contractors will be able to ship our products in a timely manner. Delays in receiving product from China may hinder our ability to establish and maintain relationships with original equipment manufacturers and distributors.

Risks Related to our Investment in the People's Republic of China

          We conduct business in the People's Republic of China (the PRC) mainly through:

  our 50.5% ownership interest in a joint venture with Xiamen Three Circles Co., Ltd. that manufactures rechargeable nickel-zinc batteries from a plant in Xiamen; and
  the licensing of our technology to that joint venture pursuant to the Three Circles License Agreement.

The following risk factors relate to our business in the PRC.

Changes in the political environment in the PRC may adversely affect our business, financial condition and results of operations.

          The value of our interest in our joint venture in the PRC and the profitability of that joint venture may be adversely affected by changes in the political environment in the PRC. The PRC is a socialist state, which, since 1949, has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the political leadership in the PRC could lead to changes in legal and business regulations and the general political, economic and social environment in that country. Those changes could adversely affect our business, financial condition and results of operations if they prohibit or restrict foreign investment in the PRC or result in increased costs for our joint venture.

          One of the target markets for nickel-zinc batteries manufactured from the Xiamen plant is Taiwan. The relationship between the PRC and Taiwan has been marked with political and economic tension. Our joint venture in the PRC could be adversely affected if bans or restrictions were imposed on trade between those two countries.

          In addition, we have relationships with individuals in the PRC whose status and political influence could be adversely affected as a result of political changes in that country. Any such changes in the political leadership or current economic reform policies or the imposition of additional restrictions on foreign-owned enterprises could have a material adverse effect on the business of our joint venture in the PRC and, as a result, our interest in that joint venture. Any such changes could also adversely affect our rights and revenues under the Three Circles License Agreement.

We may have difficulty protecting our intellectual property rights in the PRC, which could have a material adverse effect on our business, financial condition and results of operations.

          We have licensed our technology for use by our joint venture in the PRC pursuant to the Technology Transfer and the Three Circles License Agreement. This agreement provides for the use of our nickel-zinc batteries for miners' lamps, two- and three-wheel vehicles, industrial traction equipment, off-road golf carts, boats and all terrain vehicles in the PRC on an exclusive basis and in Southeast Asia on a non-exclusive basis. We protect our technology in the PRC through a combination of patent applications, contractual arrangements and trade secrets. Patent and other intellectual property rights receive substantially less protection in the PRC than is available in the United States. We cannot assure you that we will be able to protect our proprietary rights in the PRC or elsewhere. The unauthorized use of our technology by others, particularly in the PRC where labor costs are low, could have a material adverse effect on our business, financial condition and results of operation.

Restrictions on repatriation of foreign currency or foreign currency exchange and volatility of exchange rates could adversely affect our ability to obtain distributions, license payments or royalties sourced from the PRC.

          The PRC regulates the repatriation of foreign currencies as payments to foreigners, including investors and licensors, and the conversion of renminbi (the official currency of the PRC) into foreign currencies, such as the U.S. dollar. As a result, we may be restricted or prevented from receiving distributions, license payments or royalties from our joint venture in the PRC even if they are needed to meet obligations of our business or would be better employed in our business outside of the PRC. In addition, distributions from our joint venture in the PRC, license payments and royalties may be subject to taxation by the PRC as well as tax authorities in the United States.

          We expect that our joint venture in the PRC will receive a substantial portion of its revenues in renminbi. A portion of those revenues will have to be converted to other currencies to meet contractual obligations (such as payment obligations to suppliers) or for purposes of remitting these funds to us as return of capital, dividends or license payments. Under our joint venture agreement, we are entitled to receive royalties based on sales using our technology and other distributions from our joint venture. Our joint venture may be unable to convert sufficient renminbi into foreign currency to enable it to comply with its foreign currency payment obligations, including royalty payments and distributions to us. In the event of a depressed market in renminbi, the cost of foreign currency could prevent our joint venture in the PRC from paying distributions and license fees to us. In addition, fluctuations in the exchange rate of the renminbi into U.S. dollars could have an adverse effect on the license fees owed to us.

Laws, regulations and policies in the PRC may negatively affect our investment in that country due to inconsistent application or adverse interpretation, enforcement or evolution.

          The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation. As the legal system in the PRC develops, new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local laws by national laws may adversely affect our investment in our joint venture. In circumstances where adequate laws exist, we may not be able to obtain timely and equitable enforcement of those laws.

Expropriation of joint venture property by the PRC government would adversely affect us.

          Following the formation of the PRC in 1949, the PRC government renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets without compensation. We cannot assure you that, in the future, expropriation or nationalization of the assets of the joint venture in the PRC or any of our other assets in the PRC will not occur. Such an expropriation or nationalization could result in a total loss of our investment in the joint venture in the PRC.

Additional Risks Related to Our Business

Our success depends upon the success of the manufacturers who may use our products or license our technology.

          A substantial portion of our business will depend upon the success of products sold by manufacturers that may use our batteries or license our technology. For example, one factor determining the quantity of purchase orders we may receive from electric vehicle manufacturers in the future is the success of that company's vehicles. We are subject to many risks beyond our control that influence the success or failure of manufacturers' particular products including, among others factors:

  competition faced by those manufacturers in their particular industry;
  market acceptance of the manufacturers' products;
  engineering, sales and marketing and management capabilities of those manufacturers;
  technical challenges unrelated to our technology or problems faced by any of those manufacturers in developing their products; and
  financial and other resources of those other manufacturers.

We may not be able to compete successfully if we fail to keep pace with rapidly changing technologies.

          The battery industry has experienced, and is expected to continue to experience, rapid technological change. Our growth and future success will depend, in part, on our ability to enhance and modify existing products and to introduce new products in new markets. Our product development efforts require, and are expected to continue to require, substantial investments by us for research, refinement and testing. We cannot assure you that we will have the resources to do this.

Intense competition and the emergence of competing technologies could adversely affect the sale of our products.

          The rechargeable battery industry is characterized by intense competition with a large number of companies offering or seeking to develop technology and products similar to ours. We are subject to competition from manufacturers of traditional rechargeable batteries and from manufacturers of rechargeable batteries with advanced technologies, as well as from companies engaged in the development of batteries incorporating new technologies. We cannot assure you that we will be successful in competing with these manufacturers, many of which have substantially greater financial, technical, manufacturing, distribution, marketing, sales and other resources than we have. A number of companies with substantially greater resources than ours are pursuing the development of a wide variety of battery technologies that are expected to compete with our technology.

          Other companies undertaking research and development activities of solid-polymer batteries have already developed prototypes and are constructing commercial scale production facilities. If other companies successfully market their batteries prior to the introduction of our products, there may be a material adverse effect on our business, financial condition and results of operations. The market for our products, as well as the products that use our batteries and technology, is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. We cannot assure you that competitors will not develop technologies or products that would render our technology and products obsolete or less marketable.

Our ability to adequately license our technology may affect our success.

          Our growth and success will be dependent to a substantial extent on our reputation. Since we anticipate licensing our technology to others, our reputation may be affected by the performance of the companies to which we license our technology. Our licenses may grant exclusivity with respect to certain uses or geographic areas. As a result, we will be wholly dependent on the success of the licensee for success with respect to any exclusive use or geographical area. We cannot assure you that we will be successful in granting our licenses to those who are likely to succeed. In addition, license agreements with foreign companies may be subject to additional risks, such as exchange rate fluctuations, political instability or weaknesses in the local economy. Certain provisions of the license agreements that benefit us may be subject to restrictions in foreign laws that limit our ability to enforce those contractual provisions. In addition, it may be more difficult to register and protect our proprietary rights in certain foreign countries. Our failure to obtain suitable licensees of our technology or the failure of our licensees to achieve our manufacturing or quality control standards or otherwise meet our expectations could have a material adverse effect on our business, financial condition and results of operations.

Our ability to enter into joint ventures or other strategic arrangements may affect our success.

          We intend to enter into additional joint venture arrangements in the future to sell or license our battery technology. Our joint venture in the PRC is with a foreign partner and we anticipate that future joint ventures may be with foreign partners or entities. As a result, such future joint ventures may be subject to the political climate and economies of the foreign countries where such partners reside. We cannot assure you that our joint venture partners or other partners will provide us with the support we anticipate, or that any of the joint ventures or other relationships will be successful in developing batteries for use with their intended products, or that any of the joint ventures or other relationships will be successful in manufacturing and marketing their batteries for such products once developed. Any of our international operations will also be subject to certain external business risks such as exchange rate fluctuations, political instability and a significant weakening of a local economy in which a foreign joint venture operates or is located. Certain provisions of the joint venture agreements that are for our benefit may be subject to restrictions in foreign laws that limit our ability to enforce those contractual provisions. Failure of these joint ventures to be successful could have a material adverse effect on our business and prospects.

The addition or modification of environmental laws may adversely affect both our future and past operations.

          Foreign, federal, state and local regulations impose various environmental controls on the manufacture, transportation, storage, use and disposal of batteries and certain chemicals used in the manufacture of batteries. We cannot assure you that conditions relating to our historical operations which require expenditures for clean-up will not be discovered in the future or that changes in environmental laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Our batteries contain a limited amount of lead in the negative electrodes. We cannot assure you that the United States Environmental Protection Agency or other governmental agencies in the U.S. or abroad will not determine that the lead content or the nickel in our batteries makes them unsuitable for landfill disposal. Although we believe we are presently in compliance with all foreign, federal, state and local governmental regulations, we cannot assure you that additional or modified regulations relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our batteries or restricting disposal of batteries will not be imposed or as to the effect such regulations may have on us or our customers.

We may be adversely affected by our dependence upon certain raw materials used in the production of our batteries.

          The principal raw materials used in the production of our battery products are nickel and zinc. Prices for both nickel and zinc are subject to market forces beyond our control. Our future profitability may be materially adversely affected by increased nickel or zinc prices to the extent we are unable to pass on higher raw material costs to our customers. To attempt to reduce such risks, we may engage in forward purchases and hedging transactions to manage raw material costs and inventory relative to anticipated production requirements. We cannot assure you that such activities will be successful or will not result in increased losses.

One of the materials we use in our batteries is only available from one supplier.

          Certain separator materials used in the production of our batteries are only available from one supplier. We cannot assure you that alternate materials would be available to us at an acceptable price, or quickly enough so as not to disrupt production.

We offer an extended warranty on our products, and we have limited experience as to our potential liability.

          We offer an extended warranty for our batteries. Our warranty is greater than the existing warranties of most of our competitors. If we are unable to manufacture batteries that achieve our stated performance levels or meet our customers' expectations for quality, the resulting claims may exceed expected levels against which we have reserved. Excessive claims will adversely affect our results of operations and financial condition.

Product liability claims could result in costs to us or impede demand for our products.

          The sale of our products may expose us to product liability claims from consumers. Certain materials we use in our batteries could, if used improperly, cause injuries to others. In addition, improperly charging or discharging our batteries could possibly cause fires. Any accident involving our batteries or other battery products could impede demand for our products.

Risks Related To Our Common Stock

We may be unable to meet our future capital requirements.

          We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. In the past, we have experienced negative cash flow from operations. We completed a public offering in February 2001. This offering raised net proceeds of $25.1 million through the sale of 3,000,000 shares of our common stock at $9.00 per share and we currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least 2002. We may need to raise additional funds prior to the expiration of this period if, for example, we pursue business acquisitions or experience operational losses that exceed our current expectations. We also cannot assure you that we will be able to put in place any future credit facilities that will address our future capital needs, in whole or in part.

Our common stock price may be volatile, which could result in substantial losses for individual stockholders.

          We expect that our quarterly operating results will fluctuate significantly. As a result, the market price for our common stock is likely to be highly volatile and subject to wide fluctuations. Factors, many of which are beyond our control, that may affect our quarterly results include:

  announcements of technological innovations or new products or services or pricing changes by us or our competitors;
  inability to commercialize the nickel-zinc technology
  conditions or trends in the battery or electric vehicle industries;
  changes in the economic performance and/or market valuations of other battery or electric power companies;
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
  additions or departures of key personnel;
  currency fluctuations;
  release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; or
  potential litigation.

          Many companies that have experienced volatility in the market price of their stocks have been the subjects of securities class action litigation. We may be involved in a securities class action lawsuit in the future. Litigation often results in substantial costs and the diversion of management's attention and resources and could harm our business, financial condition and results of operations.

Substantial sales of our common stock could cause our stock price to fall.

          If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants or the conversion of our Series A preferred stock, in the public market, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. At December 31, 2001 we had outstanding 10,377,375 shares of common stock, assuming no conversion of our Series A preferred stock and no exercise of our outstanding options or warrants. As of December 31, 2001, an additional 1,434,592 shares of common stock may be issued upon conversion of our Series A preferred stock and exercise of outstanding options and warrants.

We do not intend to pay any cash dividends.

          We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENT

          When used in this report, the words "expects", "anticipates", "believes", "estimates", "should", "will", "could", "would", "may", and similar expressions are intended to identify forward-looking statements. Such statements include statements relating to the continued development and commercialization schedule for our patented nickel-zinc ("Ni-Zn") rechargeable battery technology and its joint venture partner, expansion plans, licensing opportunities and the expected cost competitiveness of its technology. These and other forward-looking statements contained in this report are subject to risks and uncertainties, known and unknown, that could cause actual results to differ materially from those forward-looking statements, including, without limitation, general risks associated with product development and introduction, changes in worldwide environmental laws and policies, potential volatility of material costs, government appropriations, rapid technological change, and competition, as well as other risks. The forward-looking statements contained herein speak only as of the date of this Prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site that the SEC maintains at "http://www.sec.gov." Our common stock is quoted on the Nasdaq National Market, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20549. This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. This prospectus omits part of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, filed by us with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated by reference:

          1.          The Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

          2.          The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002; and

          3.          The description of our common stock contained in the Registration Statement on Form 8-A , filed pursuant to Section 12 of the Exchange Act (Commission File No. 1-14919 and 0-25411).

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement prior to the termination of the offering covered by this prospectus shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference but not delivered with this prospectus). You should direct requests for these documents to: Secretary, Evercel, Inc., 5 Pond Park Road, Hingham, Massachusetts 02043 (telephone number: 781-741-8800).

THE COMPANY

          We have developed and, through our joint venture in the Peoples Republic of China, are manufacturing rechargeable nickel-zinc batteries. The nickel-zinc battery technology is suited for applications requiring long cycle life, light weight and relative cost efficiency. We believe that we will be able to develop markets that utilize nickel-zinc technology both in the U.S. and internationally. However, to date there has not been wide spread acceptance of our technology.

          We are focusing our marketing efforts on specialty applications of our rechargeable nickel-zinc batteries where our technology has competitive advantages and where the channels of distribution are relatively narrow. At the present time, we are principally addressing applications in transportation, including:

  the small electric vehicle market, principally scooters, bicycles, wheelchairs and neighborhood electric vehicles; and
  the electric trolling motor market, primarily focused on bass fishing boats.

          We believe our rechargeable nickel-zinc batteries have a variety of other applications. We are continuing to look at additional applications such as medical devices, portable power tools and lawn equipment.

          We operated as the battery business group of FuelCell Energy, Inc. ("FuelCell"), formerly known as Energy Research Corporation, between 1970 and 1999. During that time, FuelCell focused primarily on the development and engineering of electricity production and storage by electrochemical means. On February 22, 1999, we were spun-off from FuelCell. At that time, FuelCell transferred to us the intellectual property and principal assets related to the battery business group and certain liabilities related to those assets.

          We are a Delaware corporation incorporated on June 22, 1998. Our principal executive offices are located at 5 Pond Park Road, Hingham, Massachusetts 02043, and our telephone number is 781-741-8800.

          We maintain websites on the Internet at www.evercel.com and www.evertroll.com. Information contained in or connected to our Internet websites does not constitute a part of this prospectus.

SELLING SHAREHOLDER

          Pursuant to an Option Agreement entered into by FuelCell and Mr. Leitman in 1997, FuelCell granted to Mr. Leitman options to acquire 375,000 shares of FuelCell common stock. In connection with our spin-off from FuelCell, we have agreed to issue to Mr. Leitman one share of our common stock for every 2.25 shares of FuelCell common stock which he purchases pursuant to his exercise of the FuelCell options. The FuelCell options have fully vested. We have agreed with FuelCell to allocate the exercise price of the FuelCell options between us based upon the relative fair market values of the FuelCell common stock and our common stock at the time of exercise. Mr. Leitman is the President, Chief Executive Officer and a director of FuelCell. Mr. Leitman was also Chairman of our Board of Directors from 1999 to 2001. We have also agreed to register the shares of common stock under the Securities Act of 1933 (the "Securities Act") to be issued to Mr. Leitman pursuant to the exercise of these options.

          This Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to allow future sales by Mr. Leitman to the public without restriction. To our knowledge, Mr. Leitman has made no arrangement with any brokerage firm for the sale of the shares. Mr. Leitman may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with sales of the shares offered hereby may be deemed to be underwriting commissions or discounts under the Securities Act.

EXPERTS

          The audited consolidated financial statements of the Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement, of which this prospectus is a part, in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

          The legality of the shares offered hereby has been passed upon for us by Robinson & Cole LLP, Stamford, Connecticut.

PLAN OF DISTRIBUTION

          The shares to be offered pursuant to this Prospectus will be offered and sold by Mr. Leitman for his own account. We will not receive any of the proceeds from these sales.

          Mr. Leitman may offer and sell the shares from time to time in transactions at market prices prevailing at the time of sale, at negotiated prices or otherwise. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from Mr. Leitman and/or the purchasers of shares for whom such broker-dealers may act as agents and/or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

          If required, this Prospectus will be supplemented to set forth a particular offering of shares to be made, the number of shares so offered for Mr. Leitman's account and, if an offering is to be made by or through underwriters or dealers, the names of the underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and Mr. Leitman.

          Mr. Leitman and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act.

INDEMNIFICATION

          The Company's Certificate of Incorporation provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law.

          The Company's By-laws provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

TABLE OF CONTENTS

Page
Risk Factors
Available Information
Incorporation of Certain Documents by Reference
The Company
Selling Shareholder
Experts
Legal Matters
Plan of Distribution
Indemnification

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities being registered are:

Filing Fee - Securities and Exchange Commission	$28
Fee of Company's legal counsel*	$1,500
Independent Accountants' fees*	$750
Miscellaneous expenses*	$722
*Total	$3,000

* Estimated

          The Company will be responsible for the payment of all of the foregoing fees.

Item 15.  Indemnification of Directors and Officers.

          The Company's Certificate of Incorporation provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law.

          The Company's By-laws provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

Item 16.  Exhibits
4.1	·	Form of Specimen Stock Certificate (incorporated by reference to exhibit of the same number contained in the Company's SB-2/A Amendment 2 dated February 9, 1999).
5	·	Opinion and Consent of Robinson & Cole LLP.
23.1	·	Consent of Independent Accountants.
23.2	·	Consent of Robinson & Cole LLP (included in Exhibit 5).
24	·	Power of Attorney (contained on the signature page).

Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hingham, Commonwealth of Massachusetts, on May 28, 2002.

EVERCEL, INC.
(Registrant)

By: /s/ Garry A. Prime
Garry A. Prime
President and
Chief Executive Officer

          Each person whose signature appears below hereby appoints Garry A. Prime and Anthony Kiernan, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Garry A. Prime Garry A. Prime	President, Chief Executive Officer and Director	May 28, 2002

/s/ Anthony Kiernan Anthony Kiernan	Chief Financial and Accounting Officer	May 28, 2002

/s/ Warren D. Bagetelle Warren D. Bagetelle	Director	May 28, 2002

Bernard Baker	Director

/s/ James D. Gerson James D. Gerson	Chairman, Director	May 28, 2002

/s/ John H. Gutfreund John H. Gutfreund	Director	May 28, 2002

/s/ William A. Lawson William A. Lawson	Director	May 28, 2002

/s/ Chao Ming Huang Chao Ming Huang	Director	May 28, 2002